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                                                                    EXHIBIT 10.2


                            STOCK PURCHASE AGREEMENT

Charles C. Crosse, the registered owner of Stock Certificate # 105 for 23,437 shares issued by Let's Play Sports Inc. agrees to sell the stock to Let's Play Sports Inc. at the issue price of $10.00 a share payable in monthly installments of $5,000 beginning October, 1999. Monthly installments of $5,000 are payable in one sum on the 15th of the month or in two installments of $2,500 payable on the 5th and 20th of each month at the option of Let's Play Sports Inc.

Each incremental sale of stock under Certificate #105 will be evidenced by an executed Stock Assignment.

The terms of this agreement create an obligation to sell and an obligation to purchase in accordance with the terms of this agreement.

In accordance with the terms of this agreement, each month a sale of 500 shares takes place, and the seller will execute and deliver to purchaser a Stock Assignment (Transfer Power). In the event that payment is not made within the transaction period (Monthly - 30 days) it becomes a late installment payment subject to interest or penalty.

This agreement provides for successors and assigns for both seller and purchaser.

This agreement will remain in full force and effect until all of the shares of Certificate #105 have been purchased and transferred.

Purchaser may at any time, without penalty, accelerate the installment purchase.



Seller                                         Purchaser

/s/ Charles C. Crosse                          /s/ Let's Play Sports, Inc.
Registered Owner                               T. Higginson, President

Date 10/22, 1999                               Date 22 Oct, 1999